PRODUCT DEVELOPMENT AND MARKETING AGREEMENT


     THIS PRODUCT DEVELOPMENT AND MARKETING AGREEMENT (this "Agreement") is made and entered into as of the 25th day of September, 1996, by and between LARSON DAVIS INCORPORATED, a Nevada corporation ("Larson Davis"), and SYSTEM SALES REPRESENTATIVES, INC., a Vermont corporation ("SSRI"), based on the following:

                                    Premises

     A. SSRI has established businesses through which it sells products and provides services in the Electrical Industry (as defined in this Agreement).

     B. Larson Davis is the owner of certain technology that it believes will permit it to develop and manufacture products ("Products") for sale through the established businesses of SSRI to the Electrical Industry.

     C. The parties desire to each provide resources and to cooperate in the identification, design, development, and marketing of Products to the Electrical Industry, on the terms and conditions set forth in this Agreement.

     D. On completion of the development of Products, the parties desire that SSRI act as the exclusive world-wide sales representative for the Products in the Electrical Industry on the terms and conditions set forth in this Agreement.

                                   Agreement

     NOW, THEREFORE, based on the foregoing premises and for and in consideration of the covenants and agreements hereinafter set forth, and the mutual benefits to the parties to be derived therefrom, it is hereby agreed as follows:

     1. Definitions. The following terms shall have the meanings indicated when used in this Agreement:

          "Alpha Version" - The initial prototype of a Product suitable for demonstration and initial testing of the potential capabilities and functionalities of the Product to be evaluated internally by the parties for design and function suggestions.

          "Beta Version" - A prototype of the proposed Product designed to be provided to third-parties for testing and evaluation of design and functionality by potential users of the Product.

          "Electrical Industry" - That industry comprised of (i) electrical generators, transmission entities, and marketers of commercial electrical energy; and (ii) industrial and commercial owners and users of electrical transmission, distribution, and generation apparatus to the extent that the marketing and sale of Products is targeted for use in such electrical apparatus.

          "Products" - Monitoring systems for application in electrical transmission, distribution, and generation apparatus as they are identified, designed, and developed by the parties under the terms of this Agreement, which will include all unique products identified by the parties and developed under the terms of this Agreement that are based on the Technology and designed to be marketed to the Electrical Industry, all as more specifically identified on Exhibit "A" attached hereto and incorporated herein by this reference, as such exhibit may be modified from time to time.

          "SSRI" - System Sales Representatives, Inc., a Vermont corporation, and any firm, partnership, corporation, limited liability company, or other legal entity that directly or indirectly controls or is controlled by or is under common control with System Sales Representatives, Inc., including its corporate parent, Weidmann International Corporation.

          "Technology" - The knowledge, techniques, expertise, and skills owned by LarsonoDavis, but only to the extent that they are currently owned by LarsonoDavis, which will be incorporated into the design and development of the Products, specifically including the patents and other technology listed on Exhibit "B" attached hereto and incorporated herein by this reference, as they exist as of the date of this Agreement and as they may be developed, expanded, and refined during the course of this Agreement. "Technology" shall not include knowledge, techniques, expertise, and skills generally known or used by third parties.

     2. Design and Feasibility Stage. The parties agree to undertake the following efforts, which are collectively referred to as the "design and feasibility stage." Each party will be responsible for its own costs incurred by it in connection with meeting its obligations as set forth below. During the design and feasibility stages, and for a period of 30 days following completion of such stage, either party can terminate this Agreement at any time on 30 days written notice to the other party.

          2.1 Identification of Products. LarsonoDavis has initially targeted the development of certain Products based on its Technology that it believes have potential application in the Electrical Industry. SSRI has experience and expertise in selling Products to the Electrical Industry and in understanding the needs of such industry. The initial phase of the Product development will be the joint identification of potential Products with the highest expectations for success, based on the perceived demand in the Electrical Industry for such Products, the technological feasibility of such Products, the manufacturing costs and potential pricing of such Products, and similar factors deemed critical by the parties, on a cooperative basis by SSRI and Larson Davis. Larson Davis shall provide individuals skilled in engineering and the technical aspects of the Technology, and SSRI shall provide individuals experienced and knowledgeable about the Electrical Industry, potential competing products, and marketing in such industry. The Product design team shall work cooperatively to identify and provide the initial design criteria for potential Products for marketing in the Electrical Industry. The parties have agreed to undertake such initial Product identification and design on the time schedule set forth on Exhibit "C" attached hereto and incorporated herein by this reference, as may be amended from time to time by the mutual consent of the parties.

          2.2 Development of Products. Subsequent to the completion of the Product identification and design, Larson Davis, with the input of the SSRI design team, shall undertake the development of the identified Products, including both hardware and software. Larson Davis shall provide the technical support for such development while SSRI shall provide input on the Product specifications plus compliance with all applicable industry standards (for example, compliance with applicable standards of Underwriter Laboratory, ANSI, IEC, and other industry groups). On completion of an Alpha Version of the hardware and software, Larson Davis shall conduct internal Product test programs and complete the additional development effort to create a Beta Version suitable for testing by SSRI and potential customers. SSRI shall identify leading customers of the Product in the Electrical Industry and make suitable arrangements for beta site testing of the Product by such customers and shall provide any necessary interface between LarsonoDavis and such potential customers with respect to the testing and feedback for Product refinement. The parties shall work together, with Larson Davis providing technical expertise and SSRI providing marketing input and feedback from potential users of the Product, to refine the Product and incorporate the suggestions arising from the testing of the Alpha and Beta Versions, all to the extent commercially reasonable. The Product development is targeted by the parties to be completed in the time frame set forth in Exhibit "C," as may be amended from time to time by the mutual consent of the parties.

          2.3 Marketing Plan and Market Analysis. At the time of delivery by Larson Davis of the Beta Version of any particular Product, SSRI shall initiate a formal marketing plan and market analysis ("Marketing Plan and Analysis") of the potential and markets for the Product, including pricing, competition, Product introduction strategies, customary warranties and technical support, size of potential market, production requirements, rate of potential market penetration, sales minimums, marketing strategies, advertising campaign, identification of trade shows targeted for demonstrations, and advertising budget. The parties anticipate that the Marketing Plan and Analysis will be completed in the time frame specified on Exhibit "C," as may be amended from time to time by the mutual consent of the parties.

          2.4 Development of Production Plan. Larson Davis, with the input of SSRI, shall develop a production plan ("Production Plan") specifying the production facilities required for manufacturing the Products, the identification of any third-party manufacturers for components to be used in the Products and/or the Products, the need for and size of the inventory necessary for Product introduction and ongoing sales, the timing and size of initial deliveries, the identification and quantification of necessary quality controls, and the extent of field and in-house technical support. The parties anticipate that the production design shall be completed on the schedule set forth on Exhibit "C," as may be amended from time to time by the mutual consent of the parties.

     3. Manufacturing and Marketing Conventions. Subsequent to the completion of the design and feasibility stage, the parties shall, based on the information developed for and contained in the Marketing Plan and Analysis and Production Plan, cooperate to agree to commercially reasonable manufacturing and marketing conventions as set forth below. Until an agreement in writing on these matters is reached or the parties agreed in writing that Larson Davis should commit to the construction or furnishing of production facilities by entering into an agreement with a third-party for the production of the Products, by commencing construction of production facilities, by committing to purchase a material amount of equipment (in excess of $10,000), or by otherwise making a material commitment with respect to such production facilities, either party can terminate this Agreement on 30 days written notice to the other party.

          3.1 Pricing of Products. The parties agree to openly discuss fair and equitable pricing of the Products based on the Marketing Plan and Analysis, Production Plan, and such other information as may be available to the parties concerning industry expectations, expected demand, costs of manufacturing, and other factors influencing the pricing of the Products. The parties agree to work together in good faith to agree on the price, and changes thereto, to SSRI of the Products, although it is anticipated that the Products will be sold to SSRI by Larson Davis at a discount of approximately 25% from the anticipated sales price to customers in the Electrical Industry. The price of the Products to SSRI can only be changed on 60 days written notice to SSRI by Larson Davis and may not be changed more than once in any 12 month period. If a change in the price to SSRI at any time during the term of this Agreement would result in less than a 25% discount to SSRI, SSRI shall have the right, at any time during the 60 day period following the written notice to SSRI of the price change, to terminate this Agreement by delivering written notice of its intent to do so to Larson Davis during such period. Any such termination shall take effect 30 days after the written notice from SSRI to Larson Davis.

          3.2 Procedure for Orders. Products shall be ordered by completing an order form agreed to by the parties and containing such terms and conditions as may be commercially reasonable in the Electrical Industry. The order form may be amended from time to time on agreement of the parties. Orders placed with Larson Davis on the order forms can only be accepted by LarsonoDavis and shall not be binding absent such acceptance. Product orders must specifically set forth information with respect to the identity of the Products desired, shipping instructions, and requested delivery dates. To the extent commercially reasonably, orders shall be filled by Larson Davis in compliance with the information provided.

          3.3 Cancellation Charges. The parties shall agree on a cancellation policy that contains a minimum period for such cancellation to be effective and provides for an appropriate charge for all untimely cancellations. The cancellation policy may differ depending on the size and materiality of the order, the uniqueness of the Products ordered, the production planning time requirement, and other factors the parties deem reasonable.

          3.4 Manner of Payment. All orders shall be placed directly by SSRI. Payment for orders shall be due from SSRI within 30 days of shipment of the Product. In the event that any amount has not been paid to Larson Davis within 90 days of shipment, the unpaid portion of the obligation shall thereafter bear interest at a rate of 1-1/2% per month.

          3.5 Sales Minimums. Based on the Marketing Plan and Analysis and the Production Plan, the parties shall agree on minimum sales amounts for each Product in the geographical areas of the world. Such sales minimums may provide for an initial introduction period with increasing amounts to be met during subsequent time periods. The minimum sales amounts shall be set forth on Exhibit "D" attached hereto and incorporated herein by this reference which shall be attached to this Agreement and become a part thereof. SSRI's exclusive rights to market and sell the Products shall remain in effect so long as the minimums set forth on Exhibit "D" for the identified geographical markets are met or exceeded. To the extent that such sales minimums are not met for a particular geographic market, LarsonoDavis shall have the right to terminate SSRI's exclusive rights to such geographical market by providing 30 days written notice to SSRI of its failure to meet the minimum sales requirements. Subsequent to the termination SSRI's exclusive rights in any geographical market, Larson Davis shall have the right to directly, or indirectly through sales representatives or distributors, sell Products into such geographical market; provided that, such failure was not the result of Larson Davis not delivering Products or meeting production schedules.

          3.6 Warranty of Products. Based on the Marketing Plan and Analysis and the Production Plan, the parties shall establish the terms and conditions of the warranties to be provided to the end user of the Products by Larson Davis and the terms and conditions of any support and maintenance program to be offered to end users of the Products by Larson Davis, Larson Davis will provide all services required by the warranty and support agreements in a commercially reasonable manner. Larson Davis shall also make available an employee to sit on boards or committees in which SSRI is a member that establish or recommend standards in the Electrical Industry.

     4. Appointment of SSRI. On agreement by the parties to the manufacturing and marketing conventions pursuant to Section 3 and subject to all of the terms of this Agreement, Larson Davis appoints SSRI as its sole and exclusive world-wide (the "Territory") representative in the Electrical Industry to market and sell the Products identified on Exhibit "A." The Products included on Exhibit "A" shall be updated by the mutual consent of the parties in writing from time to time during the term of this Agreement. SSRI accepts this appointment and agrees to use its commercially reasonable efforts to promote the image, product identification, and sale of the Products in the Electrical Industry. SSRI shall not offer for sale in any geographical market in which it has the exclusive rights to market the Products other products that compete with the Products subsequent to the date that is six months after the market introduction (first commercial sales subsequent to the refinement of the Beta Version testing) of any Product. Larson Davis represents and confirms that it will not, directly or indirectly, sell, offer to sell, or permit the sale of, Products to the Electrical Industry, directly or through distributors other than SSRI, except to the extent that SSRI is no longer the exclusive distributor in all or a portion of the Territory. SSRI acknowledges that Larson Davis has existing products and is and will continue to develop additional products outside of the terms of this Agreement that are not specifically designed for use in the Electrical Industry but which may have applications in such industry. Nothing in this Agreement shall restrict Larson Davis' right to market such products, directly or indirectly, in any industry, including the Electrical Industry or to market the Products developed under this Agreement outside of the Electrical Industry. As new Products are identified, designed, and developed pursuant to the terms of this Agreement and identified as such in writing by SSRI and Larson Davis, they shall be added to Exhibit "A" and become subject to the terms and conditions of this Agreement.

     5. Marketing Responsibilities. SSRI shall use its commercially reasonable efforts to solicit orders for sales of the Products by advertising, making symposium presentations, mailings, sponsoring booths at trade shows, arranging for trade journal articles, and such other methods as may be appropriate to the marketing of the Products in the Electrical Industry, in accordance with the Marketing Plan and Analysis as it may be updated from time to time. SSRI shall from time to time, but not less often than semi-annually provide LarsonoDavis with a written update to its Marketing Plan and Analysis and review any changes thereto with LarsonoDavis. In the course of marketing the Products, SSRI shall actively seek out new applications for the Products in the Electrical Industry and shall provide commercially reasonable follow-up of sales leads obtained from any source. SSRI shall be responsible for all expenses for marketing and sales efforts for the Products within the Electrical Industry, except that Larson Davis shall provide, at its cost, Product brochures and application notes. SSRI's marketing efforts shall include, without limitation, advertising, mailing of marketing materials, participating in trade shows, conducting surveys, and conducting demonstrations of the Products, in accordance with the Marketing Plan and Analysis as it may be updated from time to time. SSRI shall not make any claims or warranties with respect to the Products, except as authorized in writing by LarsonoDavis. Larson Davis shall provide in a timely manner and in good faith, any technical data and assistance reasonably required by SSRI in performing its marketing functions. Larson Davis shall provide SSRI with literature, technical specifications, engineering materials, and such other information as may be needed to design a marketing program and solicit sales of the Products. Larson Davis shall promptly refer any inquiries, requests, and/or orders for the Products in the Electrical Industry to SSRI and SSRI will promptly notify LarsonoDavis of any inquiries, requests, and/or orders for the Products related to other markets. SSRI may pursue such sales to other markets unless Larson Davis, within ten days, notifies SSRI that for SSRI to do so would conflict with other marketing or distribution rights with respect to LarsonoDavis' products then in effect.

     6. Manufacturing of Products. Subsequent to the agreement of the parties on the Manufacturing and Marketing Conventions, LarsonoDavis shall, at its cost, make arrangements for production facilities for the Products in accordance with the Production Plan. Larson Davis shall use commercially reasonable efforts to manufacture the Products in a timely manner and to maintain an appropriate level of inventory to meet the sales efforts of SSRI. SSRI shall provide Larson Davis on an ongoing basis with estimates of its future requirements and information concerning its marketing efforts and the potential impact of such efforts on production requirements. Larson Davis shall provide SSRI on an ongoing basis with estimates of its production capacity and timing and the potential impact of the production efforts of Larson Davis on the marketing of SSRI and the fulfillment of orders in accordance with the terms included in such orders. Larson Davis shall manufacture, package, and ship the Products in accordance with good business practices. Larson Davis shall provide adequate installation and operation instructions with all Products. Deliveries of Products shall be made in accordance with the directions of SSRI, to the extent commercially reasonable. All shipments shall be free on board at Larson Davis' manufacturing facilities. All costs of shipping, export or import licenses, tariffs, duties, and transfer taxes required to deliver the Products shall be paid by the customer.

     7.   Trade Secrets.

          (a) Information disclosed by one party to the other party in connection with Product development, marketing, and sales as contemplated by this Agreement, including the names and locations of customers, marketing plans, or other business information, and any proprietary technical information, shall be held confidential by the party to whom such information is disclosed. Each party agrees not to disclose any such information to any person, firm, or entity without the prior written consent of the other party. This section 13 shall not apply to (i) information that at the time of disclosure to a party hereto was already in the possession of the recipient; (ii) information that is or becomes published or otherwise made generally available to the public, other than by a breach of this Agreement; and (iii) information that is obtained by a party hereto from a third party, other than a representative or affiliate of the other party hereto, without obligation of confidentiality by any party in the chain of disclosure.

          (b) System Sales Representatives, Inc., agrees to obtain the written agreement of any other entity included in the definition of "SSRI" which has access to the confidential information of LarsonoDavis to be bound by the provisions of this section.

          (c) It is also agreed that monetary damages for any breach of the provisions of this section 13 are inadequate and, without prejudice to the other rights and remedies otherwise available to it, each party, or any successor to the business of any such party, shall be entitled to seek and obtain temporary or injunctive relief for any breach or threatened breach of any of the provisions of section 13 of this Agreement without the necessity of posting a bond.

          (d) The terms of this section 13 shall apply during the term of this Agreement, any renewal thereof, and for three years after termination or expiration of this Agreement.

     8. Non-Solicitation. The parties agree that during the term of this Agreement, any renewal thereof, and for one year after termination or expiration of this Agreement, the parties will not, directly or indirectly, solicit for employment, service or consulting arrangement, or hire any employee of the other party; provided, however, that the foregoing provision will not prevent the parties from employing any such person who contacts them on his or her own initiative without any direct or indirect solicitation by the party in question.

     9. Ownership of Technology. SSRI acknowledges that the Technology is owned by Larson Davis and Larson Davis acknowledges that technology owned or developed by SSRI may be incorporated into or used by the Products. The parties agree that nothing in this Agreement, including any developments, advances, or refinements as a result of the work undertaken pursuant to this Agreement, shall give SSRI any ownership or claim to ownership in the Technology or Larson Davis any ownership or claim to ownership in SSRI's technology. To the extent that a Product incorporates the Technology and technology owned by SSRI, neither party can manufacture or market such Product subsequent to the term of this Agreement without the joint agreement of both parties.

     10.  Term of Agreement and Termination.

          (a) Subject to the specific provisions of sections 2 and 3 permitting the parties to terminate this Agreement on 30 days written notice under certain circumstances, the initial term of this Agreement shall be for ten years, commencing upon the date first written above, and may be renewed for renewal terms of five years each only on the written consent of the parties thereto, unless sooner terminated by either party as provided herein.

          (b) In the event that either party shall, during the initial or renewal terms of this Agreement, commit a material breach of this Agreement, the other party may, after 60 days written notice of said breach and if said breach is not fully remedied during said 60 day period, immediately terminate this Agreement upon the expiration of said 60 day notice period. Notwithstanding the foregoing, if the breaching party promptly commences and diligently pursues a cure of the breach following receipt of such notice but such breach cannot be cured within said 60 day period despite its good faith efforts, said period shall be extended for such additional time as may reasonably be required to effect a cure (but in no event longer than an additional 30 days).

          (c) In the event that, at any time during the term or any renewal term hereof, either party terminates its business, or any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings, or other proceedings for the relief of debtors, are instituted by or against such party, and, if instituted against such party, are allowed against such party or are not consented or dismissed, stayed, or otherwise nullified within 30 days after such institution, the other party may, upon written notice to such party, terminate this Agreement effective immediately.

          (d) In the event that no Beta Version of a Product is developed, delivered, installed, refined, and ready to be manufactured by June 30, 1998, this Agreement may be terminated by either party hereto upon 30 days written notice to the other party hereto (unless otherwise agreed in a writing by the parties). Such notice must be given not later than August 1, 1998.

          (e) Neither party shall be liable to the other for compensation, reimbursement, lost profits, incidental, or consequential damages, or damages of any other kind or character because of termination of this Agreement pursuant to the aforesaid termination provisions (or because of its non-renewal.) Termination or expiration of this Agreement shall be without prejudice to any claims by either party against the other existing on the date of termination or expiration.

          (f) The provisions of sections 7, 8, 9, 10, 12 and 13 shall survive termination of this Agreement for any reason.

     11. Insurance. LarsonoDavis shall obtain and maintain, at its own expense, such Product liability insurance as is generally carried in Larson Davis' industry, which insurance shall name SSRI as an additional insured. Such insurance shall provide adequate protections for SSRI and LarsonoDavis against any such claims or suits in amounts to be agreed to by the parties. Larson Davis shall have such insurance in place at the time of delivery of any Beta Version to third parties and submit to SSRI a fully paid policy or certificate of insurance naming SSRI as an insured party and providing that the insurer shall not terminate or materially modify such insurance without written notice to SSRI at least 30 days in advance thereof.

     12.  Indemnification.

          (a) Larson Davis acknowledges that SSRI is an independent representative without any authority or control over the production or quality of Products or the conduct of Larson Davis' employees. Therefore, LarsonoDavis hereby indemnifies and holds SSRI harmless from, and against all liability, claims, losses, costs, expenses, or damages however caused by reason of any Products manufactured or designed by LarsonoDavis (whether or not defective) or any act or omission of Larson Davis, including, but not limited to, any injury (whether to body, property, personal, or business character or reputation) sustained by any person or to any person or to property, and for infringement of any patent rights or other rights of third parties, and for any violation of municipal, state, federal laws, or regulations governing the Products or their sale, which may result from the solicitation of orders for delivery, or the distribution of Products in the Territory. Notwithstanding the foregoing, Larson Davis shall have no obligation to indemnify or hold SSRI harmless for any liability, claims, losses, costs, expenses, or damages caused by any act or omission of SSRI. For purposes of this indemnity, if SSRI receives any notice in writing of any claim against it for which indemnification will be sought hereunder, SSRI shall notify Larson Davis in writing within 45 days after SSRI receives any such notice. Larson Davis shall have the right but not the obligation of contesting, defending, litigating, or settling any matter in respect of which indemnification is claimed, and all expenses (including, without limitation, attorneys' fees) incurred in connection therewith shall be paid by Larson Davis. In the event Larson Davis declines to contest, defend, litigate, or settle any such claim, Larson Davis shall immediately notify SSRI, and Larson Davis shall then be liable for, shall indemnify SSRI against, and shall pay all defense costs and expenses, including reasonable attorneys' fees incurred by SSRI in defending, litigating, or settling any such claim. In the event LarsonoDavis does contest, defend, litigate, or settle such claim, SRI shall nevertheless have the right to retain personal counsel in any such contest, defense, litigation, or settlement and, unless Larson Davis shall fail vigorously to prosecute or defend such matter, as the case may be, Larson Davis shall not be liable for any expense or legal fees incurred by SSRI in any such participation. LarsonoDavis shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided that, SSRI's consent shall be required for any entry of judgment or any settlement (i) which does not result in or include as an unconditional term thereof the giving by the claimant to SSRI of a release from all liability as to such matter or (ii) which results in any adverse consequences to SSRI.

          (b) SSRI hereby indemnifies and holds Larson Davis harmless from and against all liability, claims, losses, costs, expenses, or damages incurred or suffered by Larson Davis by reason of the assertion of any claim or the institution of any litigation against Larson Davis, which is based upon any breach by SSRI of this Agreement. Notwithstanding the foregoing, SSRI shall have no obligation to indemnify or hold Larson Davis harmless for any liability, claims, losses, costs, expenses, or damages caused by any act or omission of Larson Davis. For purposes of this indemnity, if Larson Davis receives any notice in writing of any claim against it for which indemnification will be sought hereunder, Larson Davis shall notify SSRI in writing within 45 days after Larson Davis receives any such notice. SSRI shall have the right but not the obligation of contesting, defending, litigating, or settling any matter in respect of which indemnification is claimed, and all expenses (including, without limitation, attorneys' fees) incurred in connection therewith shall be paid by SSRI. In the event SSRI declines to contest, defend, litigate, or settle any such claim, SSRI shall immediately notify Larson Davis, and SSRI shall then be liable for, shall indemnify Larson Davis against, and shall pay all defense costs and expenses, including reasonable attorneys' fees incurred by Larson Davis in defending, litigating, or settling any such claim. In the event SSRI does contest, defend, litigate, or settle such claim, LarsonoDavis shall nevertheless have the right to retain personal counsel in any such contest, defense, litigation, or settlement and, unless SSRI shall fail vigorously to prosecute or defend such matter, as the case may be, SSRI shall not be liable for any expense or legal fees incurred by Larson Davis in any such participation. SSRI shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided that, Larson Davis' consent shall be required for any entry of judgment or any settlement (i) which does not result in or include as an unconditional term thereof the giving by the claimant to Larson Davis of a release from all liability as to such matter or (ii) which results in any adverse consequences to Larson Davis.

     13.  Arbitration.

          (a) Any disputes arising under this Agreement shall, if not resolved between the parties within 60 days after written notice of any alleged violation or breach of this Agreement has occurred, be submitted to final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The Arbitrator shall be selected by mutual agreement of the parties within 30 days after a demand for arbitration is filed with the American Arbitration Association. If the parties fail to select an Arbitrator, an Arbitrator shall be selected by the Regional Administrator of the American Arbitration Association, or by his delegate. The Arbitrator shall have the authority to resolve all issues in dispute with respect to this Agreement, including the Arbitrator's own jurisdiction. All expenses of arbitration shall be borne equally.

          (b) Arbitration proceedings shall be conducted in Dover, Delaware, unless the parties otherwise mutually agree in writing. This agreement to arbitrate may be specifically enforced in any court of competent jurisdiction. Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

          (c) THE UNDERSIGNED ACKNOWLEDGE THAT THIS AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE. AFTER SIGNING THIS AGREEMENT, WE UNDERSTAND THAT WE WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MIGHT ARISE WHICH IS COVERED BY THE ARBITRATION AGREEMENT, UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL OR CIVIL RIGHTS. INSTEAD, WE AGREE TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

     14. Relationship. Nothing in this Agreement shall be construed to constitute either party as the agent of the other, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

     15. Notices. All notices, demands, requests, or other communications required or authorized hereunder shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent by overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

          If to Larson Davis, to:  Larson Davis Laboratories
                                   Attn:  Brian G. Larson, President
                                   1681 West 820 North
                                   Provo, Utah 84601
                                   Fax:  (801) 375-0182
                                   Confirmation:  (801) 375-0177

          With a copy to:          Keith L. Pope, Esq.
                                   Kruse, Landa & Maycock, L.L.C.
                                   Eighth Floor, Bank One Tower
                                   50 West Broadway
                                   Salt Lake City, Utah 84101
                                   Fax:  (801) 531-7091
                                   Confirmation:  (801) 531-7090

          If to SSRI, to:          System Sales Representatives, Inc.
                                   Attn:  Werner Heidemann, President
                                   P. O. Box 1388
                                   Industrial Parkway
                                   Lyndonville, Vermont 05851
                                   Fax:  (802) 748-8630
                                   Confirmation:  (802) 748-3936

          With a copy to:          Weidmann Technical Services, Inc.
                                   Attn: David C. Payne,  President
                                   P. O. Box 403
                                   46 Main Street
                                   St. Johnsbury, Vermont
                                   Fax:  (802) 748-5439
                                   Confirmation:  (802) 748-8727

                                   James G. Wheeler, Esq.
                                   Downs Rachlin & Martin, PC
                                   9 Prospect Street
                                   P. O. Box 99
                                   St. Johnsbury, Vermont 05819-0099

or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, three days after the date so mailed, or one day after the date so sent by overnight delivery.

     16. Miscellaneous. This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of Delaware applicable to contracts made, accepted, and performed wholly within Delaware, without application of principles on conflicts of law;
(iii) constitutes the entire agreement of the parties with respect to its subject matters, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect; (iv) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both parties; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (vi) shall bind and inure to the benefit of the parties and their respective legal representatives, successors, and assigns, except that this Agreement may not be assigned except with the prior written consent of the other party hereto; (vii) is not intended to inure to the benefit of any third party beneficiary; and (viii) may be enforced only in courts located within the state of Delaware, and the parties hereby agree that such courts shall have venue and exclusive subject matter and personal jurisdiction, and consent to service of process by registered mail, return receipt requested, or by any other manner provided by law.

     IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals as of the date first above written.

                              Larson Davis:

                                   LARSON DAVIS INCORPORATED


                                   By   /s/ Dan J. Johnson
                                     Dan J. Johnson, Vice-President

                              SSRI:

                                   SYSTEM SALES REPRESENTATIVES, INC.


                                   By   /s/ Werner Heidemann
                                     Werner Heidemann, President